Exhibit 99.1

MarketAxess Reports First Quarter 2025 Financial Results

EPS of $0.40; $1.87 Excluding Notable Items1

Record Total ADV Driven by Record Credit ADV with Record Open Trading ADV of $4.8 billion

Record Total Portfolio Trading ADV and Record Levels of Block Trading in Emerging Markets and Eurobonds

NEW YORK | May 7, 2025 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the first quarter ended March 31, 2025.

1Q25 select financial and operational highlights*

•  Total revenues of $208.6 million, including a decrease of approximately $0.3 million from the impact of foreign currency fluctuations, decreased 1% compared to the prior year.

•  2% decline in total commission revenue driven by 3% decline in total credit commissions, partially offset by 34% increase in total rates commission revenue.

•  Record emerging markets (+6%) and record eurobonds (+5%) commission revenue helped to partially offset 7% decline in U.S. credit commission revenue.

•  Record services revenue (combined information, post-trade and technology services revenue) of $27 million, up 7%.

•  Record ADV achieved across strategic priority related protocols and workflow tools, including:

•  Emerging markets and eurobonds block trading ADV, up 22% and 68%, respectively.

•  Total portfolio trading ADV of $1.3 billion, up 78%.

•  Dealer RFQ ADV of $1.8 billion, up 40%.

•  Open Trading ADV of $4.8 billion, up 8%.

•  Total expenses of $120.2 million, up 2%, including a decrease of approximately $0.3 million from the impact of foreign currency fluctuations.

•  Effective tax rate of 84.3%.[1] The effective tax rate excluding notable items[1] was 27.2%.

•  Diluted earnings-per-share (“EPS”) of $0.40 on net income of $15.1 million; EPS of $1.87 on net income of $70.0 million, each excluding notable items.[1]

Chris Concannon, CEO of MarketAxess, commented:

“We generated record daily volumes across most of our product areas in the first quarter, including record portfolio trading ADV and record block trading ADV across both emerging markets and eurobonds.

During 1Q25 and continuing in early 2Q25, we have been encouraged by the performance of our platform and protocols as our clients have navigated the ongoing credit market volatility. Open Trading activity reached record levels in 1Q25, and we continue to see higher levels of velocity. We believe that MarketAxess’ platform is well-positioned in this environment. Looking ahead, we expect the new capabilities launched with our targeted block solution and enhancements to portfolio trading should help drive higher levels of market share in U.S. credit in the coming quarters.”

*	All comparisons versus 1Q24

Table 1: 1Q25 select financial results

	Quarter			% Change
$ in millions, except per share data (unaudited)	1Q25	4Q24	1Q24	YoY	QoQ
Revenues	$209	$202	$210	(1)%	3%
Operating Income	88	80	93	(4)	11
Net Income	15	65	73	(79)	(77)
Diluted EPS	0.40	1.73	1.92	(79)	(77)
Net Income Margin	7.2%	32.2%	34.5%	(79)	(78)
EBITDA²	107	97	109	(2)	11
EBITDA Margin²	51.5%	47.8%	51.9%	(1)	8

1Q25 overview of results

Table 1A: Notable items

	Quarter
$ in millions, except per share data (unaudited)	1Q25	4Q24	1Q24
Reserve for uncertain tax positions related to prior periods	54.9	—	—
EPS impact	1.47	—	—

Notable items1

•

Reserve for uncertain tax positions of approximately $54.9 million taken related to prior periods. The Company established a reserve in 1Q25 following a NY state tax court’s issuance of an opinion that impacted the Company’s uncertain tax positions. The Company was not a party to the case, but its historical tax filing position was not supported by the Court’s decision.

Commission revenue

Table 1B: 1Q25 variable transaction fees per million (FPM)

	Quarter			% Change
AVG. VARIABLE TRANS. FEE PER MILLION (FPM)	1Q25	4Q24	1Q24	YoY	QoQ
Total Credit	$139	$150	$154	(10)%	(7)%
Total Rates	4.20	4.31	4.79	(12)	(3)

Credit

•

Total credit commission revenue of $169.1 million (including $33.3 million in fixed-distribution fees) decreased $5.7 million, or 3%, compared to $174.8 million (including $33.3 million in fixed-distribution fees) in the prior year, but increased 4% from 4Q24 levels. A 7% decline in U.S. credit commission revenue, principally due to lower total credit variable transaction fee per million (“FPM”) and lower estimated market share, was partially offset by a 6% increase in emerging markets and Eurobonds commission revenue, as well as a 6% increase in municipal bonds commission revenue, reflecting continued strong product and geographic diversification. The decline in 1Q25 total credit FPM both year-over-year and quarter-over-quarter was due principally to product mix.

Rates

•

Total rates commission revenue of $7.0 million increased $1.8 million, or 34%, compared to the prior year. Total rates ADV of $27.0 billion increased 53% compared to the prior year, but decreased 1% compared to 4Q24. The decrease in 1Q25 total rates FPM compared to the prior year and the prior quarter was driven by the impact of product mix.

Other

•	Total other commission revenue of $5.2 million, which consists of Pragma-related commission revenue, increased 8% driven by higher equities commissions.

Services revenue

•	Record services revenue of $27.2 million increased $1.8 million, or 7%, compared to the prior year, driven principally by a 9% increase in information services revenue.

Information services

•	Information services revenue of $12.9 million increased $1.0 million, or 9%, compared to the prior year. The increase was principally driven by net new data contract revenue.

Post-trade services

•

Post-trade services revenue of $11.1 million increased $0.4 million, or 3%, compared to the prior year mainly due to net new contract revenue, partially offset by a decrease of $0.2 million from the impact of foreign currency fluctuations.

Technology services

•	Total technology services revenue of $3.2 million increased $0.4 million, or 14%, compared to the prior year. The increase was driven by higher Pragma-related license and connectivity fees.

Expenses

•	Total expenses of $120.2 million increased 2% from the prior year, including a decrease of $0.3 million from the impact of foreign currency fluctuations.

Non-operating

•

Other income (expense): Other income was $7.8 million, up from $4.2 million in the prior year. The increase was driven by higher interest income earned on our cash and investments, unrealized gains on our U.S. treasury investments compared to unrealized losses in the prior year, and lower foreign exchange losses compared to the prior period.

•	Tax rate: The effective tax rate was 84.3%, up from 24.9% in the prior year. The effective tax rate excluding notable items[1] was 27.2%.

Capital

•

The Company had $642.1 million in cash, cash equivalents, corporate bond investments and U.S. Treasury investments as of March 31, 2025, down from $698.6 million as of December 31, 2024. There were no outstanding borrowings under the Company’s credit facility.

•

A total of 250,792 shares were repurchased year-to-date through April 2025 at a cost of $51.7 million, including 187,905 shares repurchased during the first quarter at a cost of $38.1 million. As of April 30, 2025, a total of $173.4 million remained under the Board of Directors’ share repurchase authorization.

•	The Board declared a quarterly cash dividend of $0.76 per share, payable on June 4, 2025 to stockholders of record as of the close of business on May 21, 2025.

Other

•	Employee headcount was 870 as of March 31, 2025, consistent with March 31, 2024, but down from 891 as of December 31, 2024.

Guidance

•

Due to the reserve noted above, the GAAP-basis effective tax rate for full year 2025 is now expected to be between 41.0% and 42.0%, assuming no material changes in applicable tax laws; the effective tax rate excluding notable items[1] is expected to be between 26.0% and 27.0%. Previously, the GAAP-basis effective tax rate stated guidance range was between 23.5% and 24.5%.

[1]

See Table 1A in this release for a listing of notable items. Results excluding notable items are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures.

[2]	EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. From time to time, we present selected GAAP-basis financial results, excluding notable items. Notable items are revenues, expenses, other income (expense) and tax related items that are non-recurring and outside of the Company’s normal course of business or other notables, such as acquisition and restructuring charges or gains/losses on sales (collectively, “notable items”). We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. Please refer to Tables 6, 7 & 8 for a reconciliation of: (i) GAAP net income, EPS and the effective tax rate to net income, EPS and the effective tax rate, each excluding notable items; (ii) GAAP net income to EBITDA and GAAP net income margin to EBITDA margin; and (iii) GAAP net cash provided by/(used in) operating activities to free cash flow, in each case, the most directly comparable GAAP measure.

Webcast and conference call information

Chris Concannon, Chief Executive Officer and Ilene Fiszel Bieler, Chief Financial Officer will host a conference call to discuss the Company’s financial results and outlook on Wednesday, May 7, 2025 at 10:00 a.m. ET. To access the conference call, please dial 646-307-1963 (U.S./International) and use the ID 1832176. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

General Notes Regarding the Data Presented

Reported MarketAxess volume in all product categories includes only fully electronic trading volume. MarketAxess trading volumes and the Financial Industry Regulatory Authority (“FINRA”) Trade Reporting and Compliance Engine (“TRACE”) reported volumes are available on the Company’s website at investor.marketaxess.com/volume.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for the Company, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; issues related to the development and use of artificial intelligence; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our use of open-source software; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our tax filing positions; the effects of climate change or other sustainability risks that could affect our operations or reputation; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Approximately 2,100 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

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Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

Table 2: Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except per share data (unaudited)	2025	2024	% Change
Revenues
Commissions	$181,343	$184,873	(2)%
Information services	12,904	11,881	9
Post-trade services	11,088	10,730	3
Technology services	3,241	2,834	14

Total revenues	208,576	210,318	(1)

Expenses
Employee compensation and benefits	61,916	61,264	1
Depreciation and amortization	18,236	18,200	—
Technology and communications	18,048	17,051	6
Professional and consulting fees	6,410	6,395	—
Occupancy	3,622	3,425	6
Marketing and advertising	2,061	1,833	12
Clearing costs	4,185	4,911	(15)
General and administrative	5,716	4,739	21

Total expenses	120,194	117,818	2

Operating income	88,382	92,500	(4)
Other income (expense)
Interest income	7,169	5,973	20
Interest expense	(213)	(316)	(33)
Equity in earnings of unconsolidated affiliate	289	370	(22)
Other, net	527	(1,810)	NM

Total other income (expense)	7,772	4,217	84

Income before income taxes	96,154	96,717	(1)
Provision for income taxes	81,089	24,102	236

Net income	$15,065	$72,615	(79)

Per Share Data:
Net income per common share
Basic	$0.40	$1.92
Diluted	$0.40	$1.92
Cash dividends declared per common share	$0.76	$0.74
Weighted-average common shares:
Basic	37,388	37,740
Diluted	37,456	37,790

NM - not meaningful

Table 3: Commission Revenue Detail

	Three Months Ended March 31,
In thousands, except fee per million data (unaudited)	2025	2024	% Change
Variable transaction fees
Credit	$135,840	$141,504	(4)%
Rates	6,919	5,166	34
Other	5,232	4,849	8

Total variable transaction fees	147,991	151,519	(2)

Fixed distribution fees
Credit	33,265	33,288	—
Rates	87	66	32

Total fixed distribution fees	33,352	33,354	—

Total commission revenue	$181,343	$184,873	(2)

Average variable transaction fee per million
Credit	$139	$154	(10)%
Rates	4.20	4.79	(12)

Table 4: Trading Volume Detail*

	Three Months Ended March 31,
	2025		2024		% Change
In millions (unaudited)	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$461,308	$7,562	$455,998	$7,475	1%	1%
High-yield	89,997	1,475	85,379	1,400	5	5
Emerging markets	240,285	3,939	221,427	3,630	9	9
Eurobonds	147,917	2,348	128,849	2,045	15	15
Other credit	36,482	598	26,335	432	39	38

Total credit trading	975,989	15,922	917,988	14,982	6	6

Rates
U.S. government bonds	1,582,081	25,936	1,045,796	17,144	51	51
Agency and other government bonds	65,825	1,047	31,626	506	108	107

Total rates trading	1,647,906	26,983	1,077,422	17,650	53	53

Total trading	$2,623,895	$42,905	$1,995,410	$32,632	31	31

Number of U.S. Trading Days[1]		61		61
Number of U.K. Trading Days[2]		63		63

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$486,224	$544,478
Cash segregated under federal regulations	47,514	47,107
Investments, at fair value	166,113	165,260
Accounts receivable, net	109,171	91,845
Receivables from broker-dealers, clearing organizations and customers	493,613	357,728
Goodwill	236,706	236,706
Intangible assets, net of accumulated amortization	94,430	98,078
Furniture, equipment, leasehold improvements and capitalized software, net	107,858	107,298
Operating lease right-of-use assets	56,624	58,132
Prepaid expenses and other assets	79,843	82,584

Total assets	$1,878,096	$1,789,216

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$30,912	$68,054
Payables to broker-dealers, clearing organizations and customers	318,866	218,845
Income and other tax liabilities	80,987	3,683
Accounts payable, accrued expenses and other liabilities	29,215	37,320
Operating lease liabilities	70,803	72,654

Total liabilities	530,783	400,556

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	348,708	350,701
Treasury stock	(370,342)	(333,369)
Retained earnings	1,392,279	1,405,904
Accumulated other comprehensive loss	(23,455)	(34,699)

Total stockholders’ equity	1,347,313	1,388,660

Total liabilities and stockholders’ equity	$1,878,096	$1,789,216

Table 6: Reconciliation of Notable Items

$ in thousands, except per share data (unaudited)	1Q 2025	4Q 2024	1Q 2024
Net income, GAAP-basis	$15,065	$65,139	$72,615
Exclude: Notable items
Reserve for uncertain tax positions related to prior periods	54,939	—	—

Net income, excluding notable items	$70,004	$65,139	$72,615

Diluted EPS, GAAP-basis	$0.40	$1.73	$1.92
Notable items as reconciled above	1.47	—	—

Diluted EPS, excluding notable items	$1.87	$1.73	$1.92

Effective tax rate, GAAP-basis	84.3%	23.0%	24.9%
Notable items as reconciled above	(57.1)	—	—

Effective tax rate, excluding notable items	27.2%	23.0%	24.9%

Table 7: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

In thousands (unaudited)	1Q 2025	4Q 2024	1Q 2024
Net income	$15,065	$65,139	$72,615
Add back:
Interest income	(7,169)	(6,719)	(5,973)
Interest expense	213	318	316
Provision for income taxes	81,089	19,456	24,102
Depreciation and amortization	18,236	18,540	18,200

EBITDA	$107,434	$96,734	$109,260

Net income margin[1]	7.2%	32.2%	34.5%
Add back:
Interest income	(3.4)	(3.3)	(2.8)
Interest expense	0.1	0.2	0.2
Provision for income taxes	38.9	9.5	11.4
Depreciation and amortization	8.7	9.2	8.6

EBITDA margin[2]	51.5%	47.8%	51.9%

Table 8: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

In thousands (unaudited)	1Q 2025	4Q 2024	1Q 2024
Net cash (used in)/provided by operating activities	$29,629	$176,248	$(4,949)
Exclude: Net change in trading investments	—	—	(255)
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	34,399	(51,833)	51,288
Less: Purchases of furniture, equipment and leasehold improvements	(1,930)	(215)	(1,197)
Less: Capitalization of software development costs	(15,031)	(10,833)	(13,963)

Free cash flow	$47,067	$113,367	$30,924

[1]	Net income margin is derived by dividing net income by total revenues for the applicable period.
[2]	EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.